Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-    ) and related Prospectus of Palm Harbor Homes, Inc. for the registration of $75,000,000 of 3.25% Convertible Senior Notes due 2024 and 2,893,523 shares of its common stock of our report dated May 1, 2004, except for the last paragraph of Note 1 and Note 18 — Subsequent Event, both of which the date is June 28, 2004, with respect to the consolidated financial statements of Palm Harbor Homes, Inc. included in its Annual Report (Form 10-K/A) for the year ended March 26, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
August 25, 2004